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                                                               Exhibit 99(a)(13)

                         j2 Global Communications, Inc.
                 ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS
                        (INSTRUCTIONS AT BOTTOM OF FORM)


Name of Optionee: _______________________

Social Security Number (last 4 digits):   ______

I have received the Offer to Exchange All Outstanding Options to Purchase Common Stock Under Eligible Option Plans dated May 21, 2001 and the FAQ included therein, as well as the email messages from Patty Brunton and Richard Ressler dated May 16, 2001, June 4, 2001, and June 12, 2001.

I understand that I may elect to cancel all options that were granted to me under the j2 Global Communications, Inc. Amended and Restated 1997 Stock Option Plan (the "Plan") between and including January 1, 1998 and December 31, 2000 (the "Eligible j2 Options"), and those resulting from conversion of options granted under eFax.com stock plans (other than those granted prior to October 31, 1996, which are not eligible to participate in this offer) (the "Eligible Converted Options"). In return, j2 Global will grant me one (1) replacement option for each Eligible j2 Option elected and accepted for exchange, and one-tenth (1/10) of a replacement option for each Eligible Converted Option elected and accepted for exchange, in each case on the date of the first meeting of the compensation committee of the j2 Global board of directors held more than six months after the date we cancel the options accepted for exchange, which will be on or after December 26, 2001 (the "replacement grant date"). I recognize that I will only be eligible to receive the replacement options if I am still employed by j2 Global on the replacement grant date.

The exercise price of the replacement options will be equal to the closing price of j2 Global stock on the replacement grant date. The replacement options will vest over a four (4) year period (25% per year) beginning March 27, 2001, the date j2 Global last granted employee stock options. If I am electing to exchange options granted prior to March 27, 2001, I understand that these options would have vested, and therefore been exercisable, earlier than the replacement options.

I understand that I am permitted to elect to exchange eligible options having one exercise price while electing not to exchange eligible options having another exercise price. However, I also understand that if I elect to exchange an eligible option having a particular exercise price I must also elect to exchange all eligible options I hold that have that same exercise price.

I understand that the replacement options for U.S. employees will be incentive stock options (ISOs) to the extent permitted by the U.S. Internal Revenue Code, if the cancelled option was originally an ISO, except that the IRS limit will be re-measured as of the replacement grant date; or will be nonstatutory stock options (NSOs) if the cancelled option was originally a NSO. The
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replacement options for non-U.S. employees will be NSOs. All of the terms of the replacement options will be the same as the terms of the options being cancelled.

I also understand that I will not be eligible to receive any other options until the replacement grant date.

I recognize that, under certain circumstances set forth in the Offer to Exchange, j2 Global may terminate or amend the offer and postpone its acceptance and cancellation of any options elected for exchange. In any such event, I understand that the options elected for exchange but not accepted will remain in effect without change.

I have reviewed the list of my options that j2 Global made available to me. I hereby give up my entire ownership interest in the options listed below, and I understand that they will become null and void on June 25, 2001. I acknowledge that this election is entirely voluntary. I also acknowledge that this election will be irrevocable after 9 P.M. Pacific Time on June 22, 2001. I understand that I may withdraw or revise this election at anytime prior to that deadline by delivering to j2 Global a written notice of withdrawal or revision prior to the deadline.


[_]  I hereby elect to cancel all of my eligible option grants listed below:

     Eligible j2 Options:

     Grant Date          Options         Option Price
     ----------          -------         ------------


     Eligible Converted Options:

     Grant Date          Options         Option Price
     ----------          -------         ------------


DATE:                               SIGNATURE:


_______________________, 2001                _____________________________


Participation Instructions:

1. Complete this form online in Microsoft Word, and send via email from your j2 Global email account to pbrunton@j2.com as soon as possible, but in any event before 9 P.M. Pacific Time on June 22, 2001,

                      OR

                                      -2-
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Print this form, complete it, sign it, and fax it to (310) 734-1726 or deliver it to Patty Brunton, j2 Global Communications, Inc. 6922 Hollywood Boulevard, 8th Floor, Hollywood, CA 90028 as soon as possible, but in any event before 9 P.M. Pacific Time on June 22, 2001.

2. Ensure that you receive confirmation of receipt from j2 Administration within 3 business days.

Employees who return forms after June 18, 2001 may not receive timely confirmation.

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